Exhibit 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2011 RESULTS

Vineland, New Jersey, May 16, 2011 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $815 thousand, or $0.20 per basic and diluted share for the three months ended March 31, 2011, compared to $947 thousand, or $0.24 per basic and diluted share, for the three months ended March 31, 2010.  The earnings per share for March 31, 2010 have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company, which occurred on July 13, 2010.

For the three months ended March 31, 2011, net interest income after provision for loan losses was $3.9 million compared to $3.8 million for the three months ended March 31, 2010.  Interest income decreased to $6.1 million for the three months ended March 31, 2011 from $6.8 million for the three months ended March 31, 2010.  Interest expense decreased to $1.9 million for the three months ended March 31, 2011 from $2.5 million for the three months ended March 31, 2010.  Non-interest income was $417 thousand for the three months ended March 31, 2011 compared to $290 thousand for the three months ended March 31, 2010.  Non-interest expense was $3.1 million for the three months ended March 31, 2011 compared to $2.8 million for the three months ended March 31, 2010.  For the three months ended March 31, 2011, income tax expense totaled $319 thousand compared to $360 thousand for the three months ended March 31, 2010.

Total assets at March 31, 2011 were $601.8 million compared to $590.3 million at December 31, 2010, an increase of $11.5 million.  Cash and cash equivalents decreased to $15.2 million at March 31, 2011 from $20.7 million at December 31, 2010.  Investment securities available for sale increased to $198.3 million at March 31, 2011 from $181.6 million at December 31, 2010.  Investment securities held to maturity increased to $41.5 million at March 31, 2011 from $38.2 million at December 31, 2010.  Net loans receivable at March 31, 2011 were $316.9 million compared to $320.0 million at December 31, 2010.  Deposits increased to $523.2 million at March 31, 2011 compared to $512.8 million at December 31, 2010.  Total borrowings totaled $7.0 million at March 31, 2011 and December 31, 2010, respectively.  Stockholders’ equity increased to $70.5 million at March 31, 2011 from $69.4 million at December 31, 2010.  The increase in stockholders’ equity was mainly the result of the Company’s net income.

In July 2010, Colonial Financial Services, Inc. completed its stock offering in connection with the conversion of Colonial Bank, FSB from the mutual holding company structure to the fully public holding company structure.  As a result of the offering and the exchange, the Company is now a fully public enterprise and has 4,188,456 shares outstanding.

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2011	2010
Interest income	$6,090	$6,776
Interest expense	1,923	2,477
Net interest income	4,167	4,299
Provision for loan losses	316	460
Net interest income after provision for loan losses	3,851	3,839
Non-interest income	417	290
Non-interest expense	3,134	2,822
Income before taxes	1,134	1,307
Income tax expense	319	360
Net income	$815	$947

Earnings per share – basic (1)	$0.20	$0.24
Earnings per share – diluted (1)	$0.20	$0.24
Weighted average shares outstanding – basic (1)	4,014,871	4,021,539
Weighted average shares outstanding – diluted (1) (2)	4,014,871	4,021,539

Performance Ratios (Unaudited)
	For the Three Months Ended March 31,
	2011	2010
Return on average assets (3)	0.55%	0.66%
Return on average equity (3)	4.67%	8.20%
Net interest margin on average interest earning assets	3.07%	3.25%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At March 31, 2010	At December 31, 2010
Assets	$601,798	$590,342
Cash and cash equivalents	15,189	20,726
Investment securities	239,838	219,781
Net loans receivable	316,873	319,987
Deposits	523,200	512,836
Federal Home Loan Bank borrowings	7,000	7,000
Total stockholders’ equity	70,452	69,412
Book value per share (4)	16.82	16.57
Stockholders’ equity to total assets	11.71%	11.76%

Asset Quality (Unaudited)
(Dollars in thousands)
	At March 31, 2010	At December 31, 2010
Non-performing assets (5)	$10,254	$10,996
Allowance for loan losses	3,796	3,543
Non-performing assets to total assets	1.70%	1.86%
Allowance for losses to total loans	1.18%	1.09%

(1)	For March 31, 2010, earnings per share and average common shares outstanding have been adjusted to reflect the exchange ratio from the second-step conversion and reorganization of the Company.
(2)
Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares outstanding of 4,188,456 for March 31, 2011 and December 31, 2010.
(5)	Non-performing assets include non-accrual loans and real estate owned.